Exhibit 99.1

Rogers Corporation Appoints Vice President for Asia

    ROGERS, Conn.--(BUSINESS WIRE)--April 15, 2004--Rogers Corporation (NYSE:ROG) today announced that Michael L. Cooper, currently Vice President and Chief Information Officer (CIO), will become Vice President, Asia. He will be responsible for all manufacturing and staff functions at Rogers' manufacturing facilities located in Suzhou, China, as well as coordination with Rogers' joint venture in Japan, Rogers Inoac Corporation (RIC). The Company has already begun searching for the next CIO.
    Rogers, experiencing its fastest growth in Asia, currently has two manufacturing plants in Suzhou, China, and as previously announced, recently purchased KF Inc., a Korean manufacturer of level sensing floats. Rogers is currently building a third plant in Suzhou to provide manufacturing space for RIC, and is also in the process of moving its domestic nitrile rubber operation closer to its customer base in China. In addition, the Company is planning a new high frequency circuit material facility for its Suzhou campus. With this level of activity the Company feels it is necessary to create this appointment to solidify success during this important expansion. Along with Mr. Cooper, a number of seasoned Rogers' support professionals will also be relocating to Suzhou to help with the Company's Asian expansion efforts.
    Mr. Cooper began with Rogers as CIO in July of 1999 and was instrumental in implementing new information systems and process standards. His leadership has allowed dramatic infrastructure improvements throughout the Company, a successful rollout of a global business performance and management system, and most recently, an enterprise resource planning application. Prior to joining Rogers, Mr. Cooper spent 26 years in the United States Marine Corps, holding positions of increasing responsibility, culminating as Colonel Deputy CIO for the entire Marine Corps. He will report to Robert D. Wachob, President and Chief Executive Officer.
    Mr. Wachob commented: "The creation of this new position will enable Rogers to better focus on this key geographic growth area. In addition to Mike's current role, which has given him a great understanding of the challenges and aspects of each of Rogers' businesses, his leadership abilities coupled with extensive experience in Asia makes him well suited for the job."
    Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    CONTACT: Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com